Exhibit 99.2

General Partners, Executive Officers, Managers and Board of Directors

Cheniere Energy Partners LP Holdings, LLC

Name	Position	Principal Occupation/Business	CQP Common Units Beneficially Owned
Charif Souki	Chief Executive Officer, President and Director	Chairman, Chief Executive Officer and President of Cheniere Energy, Inc.	See table below

H. Davis Thames	Chief Financial Officer and Director	Senior Vice President and Chief Financial Officer of Cheniere Energy, Inc.	See table below

R. Keith Teague	Director	Senior Vice President – Asset Group of Cheniere Energy, Inc.	See table below

Meg A. Gentle	Director	Senior Vice President – Marketing of Cheniere Energy, Inc.	See table below

Don A. Turkleson	Director	Vice President and Chief Financial Officer of Gulf Coast Energy Resources, LLC	25,000

The business address for each of the persons listed above is c/o Cheniere Energy Partners LP Holdings, LLC, 700 Milam Street, Suite 800, Houston, Texas 77002.

Cheniere Energy, Inc.

Name	Position	Principal Occupation/Business	CQP Common Units Beneficially Owned
Charif Souki	Chairman, Chief Executive Officer, President and Director	Chairman, Chief Executive Officer and President of Cheniere Energy, Inc.	400,100(1)

Jean Abiteboul	Senior Vice President – International	Senior Vice President – International of Cheniere Energy, Inc.	None

Meg A. Gentle	Senior Vice President – Marketing	Senior Vice President – Marketing of Cheniere Energy, Inc.	8,035

SCHEDULE 13D

CUSIP No. 16411Q101	Page 2 of 14

R. Keith Teague	Senior Vice President – Asset Group	Senior Vice President – Asset Group of Cheniere Energy, Inc.	None

H. Davis Thames	Senior Vice President and Chief Financial Officer	Senior Vice President and Chief Financial Officer of Cheniere Energy, Inc.	500

Greg W. Rayford	Senior Vice President and General Counsel	Senior Vice President and General Counsel of Cheniere Energy, Inc.	None

Vicky A. Bailey	Director	President of Anderson Stratton International, LLC	None

Nuno Brandolini	Director	Manager of the General Partner of Scorpion Capital Partners, L.P.	None

G. Andrea Botta	Director	President of Glenco LLC	None

Keith F. Carney	Director	Previous President of Dolomite Advisors, LLC	10,000

John M. Deutch	Director	Institute Professor at the Massachusetts Institute of Technology	None

David I. Foley	Director	Senior Managing Director of The Blackstone Group L.P.; Chief Executive Officer of Blackstone Energy Partners L.P	None

Paul J. Hoenmans	Director	Previous senior executive in the oil and gas industry	None

David B. Kilpatrick	Director	President of Kilpatrick Energy Group	None

Walter L. Williams	Director	Previous senior executive in the oil and gas industry	None

Randy A. Foutch	Director	Chairman and CEO of Laredo Petroleum Holdings, Inc.	None

The business address for each of the persons listed above is c/o Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002.

(1)	All 400,100 units are held by Mr. Souki’s wife, and Mr. Souki may be deemed to possess indirect beneficial ownership of these units.